EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT: John A. Moore, CEO DATA SYSTEMS & SOFTWARE INC. (201) 529-2026 E-mail: jamoore@dssiinc.com

DATA SYSTEMS & SOFTWARE INC. ANNOUNCES
RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2006

Mahwah, New Jersey - May 16, 2006 -- Data Systems & Software Inc. (OTCBB: DSSI) today announced results for the quarter ended March 31, 2006.

The results as reported reflect the sale in March 2006 of the Company’s Databit Inc. subsidiary and its computer hardware sales business. Under applicable accounting principles, the results of this business have been reclassified in the current period and for all prior periods as a discontinued operation. The condensed results of this business are presented in each of the current and comparative periods as net income from discontinued operations. The Company’s continuing operations consist of its RT Solutions and IT Solutions segments, which are conducted though the Company’s dsIT Solutions Ltd. subsidiary.

Sales in the first quarter of 2006 decreased by $186,000, or 16%, from $1,159,000 in the first quarter of 2005 to $973,000 in the first quarter of 2006. The decrease was primarily attributable to a decrease in RT Solutions segment sales due to the substantial completion in fiscal year 2005 of a significant naval sonar project.

The decrease in gross profit in the first quarter of 2006 as compared to the first quarter of 2005 was attributable to both the overall decrease in sales and the inclusion in the 2005 period of significant sales from the previously mentioned naval sonar project which had a relatively high gross profit margin.

Selling, marketing, general and administrative expenses decreased by $116,000 or 11% as compared to the first three months of 2005. This decrease was due primarily to a reduction in expenses in our dsIT subsidiary. That reduction was partially offset by $116,000 of stock option compensation expense recorded in 2006 with respect to SFAS 123R stock compensation expense recognition.

In the first quarter of 2006, the Company reached a settlement agreement with an Israeli bank with respect to its claims against the bank and the bank’s counterclaims. As a result of the settlement agreement the Company recorded other income of $330,000, net of legal expenses.

In the first quarter of 2006, the Company recognized $210,000 in previously unrecognized and current losses of its Comverge equity affiliate, offsetting the Company’s additional investment during the quarter in that amount in Comverge preferred stock.

The net loss from the Company’s continuing operations was reduced to $588,000 in the first quarter of 2006 from $931,000 in first quarter of 2005.

The results for the first quarter of 2005 include the condensed results of Databit as well as the condensed results of the Company’s outsourcing consulting services business in Israel, which was sold in August 2005. The decrease in net income from discontinued operations in the 2006 period as compared to the 2005 period was primarily due to the inclusion in the 2005 period of the results of the outsourcing consulting services business.

The first quarter of 2006 results includes a loss of approximately $2.3 million (including $315 of stock compensation expense) from the sale of Databit and the contract settlement with our former CEO.

John A. Moore, President and Chief Executive Officer of DSSI commented: "With the completion of the sale of Databit, management is now focused on helping grow the valuable Comverge Demand Repsonse business and build the port security franchise."

About DSSI
Data Systems & Software Inc. (OTCBB: DSSI) is a provider of software consulting and development services. In addition, its Comverge Inc. equity affiliate is a leading Demand Response company enabling utilities, industry and consumers to better manage peak electricity usage. Additional information about DSSI is available at http://www.dssiinc.com and at http://www.dsit.co.il.

About Comverge
Comverge, Inc., The Power in Power Technology(TM), is a leading Demand Response company whose investors include Nth Power, EnerTech Capital, Data Systems & Software Inc., E.ON Venture Partners GmbH, Ridgewood Capital, Easton Hunt Capital Partners, L.P., Norsk Hydro Technology Ventures, Rockport Capital Partners, Partners for Growth, Shell Internet Ventures, an affiliate of the Royal Dutch/Shell Group of Companies, and Air Products and Chemicals, Inc. Providing software and system solutions to over 500 clients in the electric utility industry, Comverge implements both integrated and outsourced solution based models for remote meter reading, distributed generation monitoring, and time-of-use billing and demand response, and direct or voluntary load control initiatives. For additional information about Comverge visit http://www.comverge.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The ability of the Company to maintain profitable operations in its consolidated operating segments is subject to risks and uncertainties related to conditions in the real-time and IT solutions market and the market for Demand Response and other energy intelligence solutions. The ability of Comverge to grow and improve its results is subject to risks associated with conditions in the market for Demand Response, including competition and the pace and consequences of deregulation. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in “Risk Factors” in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Tables Follow

DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
ASSETS	As of December 31, 2005	As of March 31, 2006
Current assets:		(unaudited)
Cash and cash equivalents	$913	$834
Restricted cash	247	--
Restricted cash (under agreement with a related party)	300	--
Accounts receivable, net	4,096	898
Unbilled work-in-process	348	580
Inventory	25	--
Other current assets	709	487
Total current assets	6,638	2,799
Property and equipment, net	500	413
Other assets	334	327
Funds in respect of employee termination benefits	1,441	1,356
Restricted cash - non-current (under agreement with a related party)	1,050	--
Goodwill	129	122
Other intangible assets, net	81	71
Total assets	$10,173	$5,088
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank credit	$130	$78
Current maturities of long-term debt	160	131
Trade accounts payable	1,950	294
Accrued payroll, payroll taxes and social benefits	740	411
Other current liabilities	2,200	1,617
Total current liabilities	5,180	2,531
Long-term liabilities:
Investment in Comverge, net	1,824	1,824
Long-term debt	75	--
Liability for employee termination benefits	2,264	2,136
Other liabilities	10	106
Total long-term liabilities	4,173	4,066
Shareholders’ equity:
Common stock - $0.01 par value per share:
Auth orized - 20,000 shares; Issued -8,937 shares at December 31, 2005 and March 31, 2006	88	89
Additional paid-in capital	40,011	40,425
Warrants	183	183
Deferred stock-based compensation	(36)	--
Accumulated deficit	(35,608)	(38, 576)
Treasury stock, at cost - 821 and 777 shares for December 31, 2005 and March 31, 2006, respectively	(3,791)	(3,592)
Accumulated other comprehensive loss	(27)	(38)
Total shareholders’ equity	820	(1,509)
Total liabilities and shareholders’ equity	$10,173	$5,088

DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)
	Three months ended March 31,
	2005	2006
Sales
Projects	$844	$730
Services and other	315	243
	1,159	973
Cost of sales
Projects (including $19 of stock compensation expense in 2006)	537	539
Services and other	253	206
	790	745
Gross profit	369	228
Operating expenses:
Research and development expenses	9	26
Selling, marketing, general and administrative expenses (including $6 and $116 of stock compensation expense in 2005 and 2006, respectively)	1,038	922
Total operating expenses	1,047	948
Operating loss	(678)	(720)
Interest income	1	25
Interest expense	(23)	(10)
Other income, net	10	329
Loss before taxes on income	(690)	(376)
Taxes on income	(2)	(2)
Loss from operations of the Company and its consolidated subsidiaries	(688)	(378)
Share in losses of Comverge	(201)	(210)
Minority interests	(42)	--
Net loss from continuing operations	(931)	(588)
Net income from discontinued operations, net of tax	492	78
Loss on sale of discontinued operations and contract settlement, net of tax (including $315 of stock compensation expense in 2006)	--	(2,298)
Net loss	$(439)	$(2,808)
Basic and diluted income (loss) per share:
Loss per share from continuing operations	$(0.11)	$(0.07)
Discontinued operations	0.06	(0.27)
Net loss per share - basic and diluted	$(0.05)	$(0.34)
Weighted average number of shares outstanding - basic and diluted	8,117	8,160